EXHIBIT 99.2

Q3-11 Earnings call

Alex Introduction

Thanks Tyrone.

Good afternoon.  I would like to welcome everyone to SMTC’s third quarter earnings call.  Joining me today is my Co-Chief Executive Officer Claude Germain.

I’d like to remind everyone that this presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties.  The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees.  Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10-K; on subsequent reports on Form 10-Q and Form 8-K and our other filings with the Securities and Exchange Commission and SEDAR.

For our agenda today, we will cover our third quarter results and accomplishments, closing comments, followed by a question and answer period.

As you can see from our press release issued earlier today while Q3 financial results were disappointing, we are experiencing a sharp upturn in Q4 that should sustain itself into 2012.  On Q3, our results were driven by two factors.  Firstly revenues decreased 10% from last quarter to $44.1 million. This reduction in revenues stemmed from a reduction in customer orders driven by reduced end market demand, including two customers with products moving toward end of life.  Secondly, we were not able to reduce our direct labor costs as sharply as we would have liked in the quarter due to the sharp upswing in revenues anticipated for Q4.

Gross margins for the quarter were $3.8 million or 8.6%.  This compares with $4.7 million or 9.5% in the prior quarter.  The reduction in gross margin largely results from the two factors mentioned previously; lower revenues and higher quarter end direct labor costs.  The more robust revenue levels anticipated in Q4 will result in significantly better gross margins.

During the quarter, we continued to reduce corporate overhead costs through the continued execution of our restructuring plan and, as a result, have taken a $686 thousand restructuring charge relating to severance costs at our manufacturing sites as well as Corporate Headquarters. We remain committed to reducing SG&A levels and focusing our resources on production and customer facing activities.

We also incurred a charge in the quarter of $300 thousand related to the new PNC credit facility as we wrote-off deferred financing costs on the previous credit facility, and a $125 thousand charge related to a loss on foreign exchange forward contracts.

Interest expense decreased in the quarter from $369 thousand last quarter to $326 thousand this quarter due to reduced average debt. Interest costs have declined from

Q3-11 Earnings call

last year’s expense of $436 thousand due to lower average debt levels and lower interest rates.  Overall, our average interest rate for the quarter was 4.6%.

On an EBITDA basis, we generated $857 thousand compared to $1.9 million last quarter and on a net income basis, we recorded a loss of $345 thousand before one-time charges.

Inventory increased from $34.6 million last quarter to $52.5 million.  Inventory is brought in as directed by our customers to fulfill production requirements and they generally retain liability for all inventory.   While a large portion of the increase was due to the acquisition of ZF Array, the increase was also driven by strong customer demand in Q4. Our goal for the remainder of 2011 is to improve our inventory position by reducing levels both in dollar terms as well as days on hand.

Accounts receivable was $29.5 million, largely unchanged from the prior quarter at $29.4 million. Balances acquired in ZF Array were offset by solid collections during the quarter. Accounts payable was $35.8 million, increased from $27.2 million last quarter. The increase was due to the ZF Array acquisition as well as the increase in inventories and corresponding payables in the quarter.

Capital investments were $792 thousand in the quarter, of which $667 thousand was financed through capital leases.  We expect expenditures to remain modest for the remainder of the year, addressing requirements largely for new customers.

Net debt increased by $7.7 million during the quarter. This increase was primarily due to the substantial increase in inventory to ramp up for the large increase in orders for the fourth quarter, financing the ZF Array acquisition and fees associated with the new PNC debt agreement.  Without these events, cash generated would have been approximately $3.0 million in the quarter.  The Company remains committed to reducing its debt levels and expects to generate cash and reduce debt during the remainder of 2011.

Coming in to SMTC it was clear that the business was top heavy and operating with an inappropriately high cost structure.  Our first priority for turning the business around has been to aggressively right size our cost structure and focus our resources on customer facing activities such as production and account management. Though we are anticipating a sharp increase in Q4 demand, we have continued our restructuring efforts and taken a $686 thousand restructuring charge in the quarter relating to reducing corporate overhead in Q3.  As a result, we have more than achieved our target of reducing annual costs by $5 million.  These cost reduction efforts will begin to bear fruit in Q4 and beyond as revenue levels rebound.

I will now turn the call over to Claude.

Claude

Thanks Alex and good afternoon everyone.

Q3-11 Earnings call

At a high level, SMTC reached a turning point at the end of Q3.  Significant accomplishments during this quarter include:

•	Winning several new programs and customers that should result in an increase in revenues Q3 to Q4 of over 50%
•	Closing the ZF Array acquisition
•	Securing new debt financing with PNC Bank on more attractive terms
•	Aligning our organization, culture and compensation programs with our strategic initiatives, while further reducing our Corporate overhead costs

As a result of these efforts, the business is expected to rebound strongly off of a financial bottom in Q3, and we expect to see the results of our turnaround efforts sustainably take hold in Q4 and beyond.

Looking at Q4, our attention is currently focused on

•	Scaling our operations cost effectively while maintaining high quality standards.
•	Onboarding our new programs and customers, while continuing to aggressively solicit new ones.
•	Integrating the ZF acquisition, while further investing in our San Jose sales and marketing capabilities; and
•	Investing in our Chinese operations to support our customers’ requirements for more flexible new product introduction capabilities, and the ability to manufacture highly engineered products.

Looking into 2012, we are updating our EBITDA guidance to a range of $13-$15 million and revenue guidance to a range of $240 - $260 million and EPS to a range of $0.47-$0.59.  As CEO’s we are committed to improving our transparency to the market, and to improve our forecasting accuracy overall. As background, it is worth noting here that the EMS industry is inherently and structurally volatile. There are many reasons for this; one of the key reasons is that OEM’s continue to outsource a significant portion of their balance sheet to the EMS industry, and therefore have little incentive to underestimate demand. This overdriving of demand plans has historically resulted in volatile forecasting for EMS players, SMTC included. Knowing this, we are working hard to improve our forecasting, for the benefit of our customers and for ourselves, and we will continue to issue guidance to help the investor community evaluate our performance.

 Continuing on 2012, SMTC remains focused on six strategic initiatives. The first two involve investing in and upgrading our Sales and Account management functions.  Our prospective customer and new program pipeline is expanding as a result of this focus.  We expect these efforts to yield several new customers and program wins in 2012 and, as seen in our recent press releases, we have already been successful with new customer and program wins in Q3. These recent wins will better balance the utilization of our global footprint, driving higher gross margins in Q4 and beyond, and help create a ‘portfolio effect’ that helps with our forecasting accuracy issue that I just mentioned.  We are currently focused on ensuring these new customer and program introductions are accomplished as seamlessly as possible.

The third strategic initiative for the business has been to streamline our organization to be more customer centric, to reduce costs and to create a leaner more entrepreneurial organization structure.  Towards this end, as Alex mentioned, we have reduced corporate overhead costs further this quarter, while investing in customer facing functions such as sales and account management.

Our fourth strategic initiative has been to focus on operational excellence.  During the quarter we have focused on improving our quality and yields, scaling our operations in the face of the 50% increase I mentioned, and improving our customer service. This is a complex initiative, but in time we expect this to lead to improved customer satisfaction, gross margins, and working capital efficiencies.

Our fifth initiative bore fruit in Q3, and that was to strategically pursue M&A activities to drive the utilization of our existing fixed costs. Integration of the ZF Array acquisition is proceeding largely on pace and we expect to achieve full synergies by Q1 of 2012.  We expect to continue to pursue accretive deals in 2012.

Lastly we have been focusing on customer profitability, and pricing and quoting.  Our objective here has been to improve our quoting turnaround time, implement intelligent pricing for our customers and improve gross margin levels. As a result we have implemented several initiatives to improve in these areas which in time will result in improved margins as well as improved customer satisfaction.

In summary, since coming to SMTC in the early summer, our efforts have been to put in place a foundation that can sustainably yield 10% CAGR in organic revenue growth, drive higher margins and improve customer satisfaction. As mentioned, we are starting to see results in Q4, and are confident we will see more in 2012.

Alex.

Alex

I think with that Tyrone, we will open the call for any questions.

Thank you.